Exhibit 10.8

(Translated from Chinese)

(Translator’s notation: The former name of “Xi’An Yunchuang Space Information Technology Co., Ltd.” was “Entrepreneurship World Consultants Limited.”)

Loan Agreement

Lender: Entrepreneurship World Consultants Limited. (hereinafter referred to as Party A)

Borrower: Baiyin Wujin Gorge Culture Communication Co., Ltd. (hereinafter referred to as Party B)

The Parties have reached consensus on the borrowing affairs in the principle of equality, voluntariness, and integrity, and hereby enter into the Agreement for the Parties to jointly observe.

Article I Loan Amount and Term

The Parties have reached the consensus through negotiations that Party A shall lend the fund to Party B and Party B shall borrow the fund from Party A in the amount of RMB2,000,000 (in words: RMB Two Million Only). Party B shall apply for the specific payment time from Party A.

The loan term of the Agreement shall be from December 1, 2019 to June 30, 2021.

Article II Purpose of Loan

Party B shall use the loan for the purpose of daily business operation.

Article III Interest Rate and Interest

The annual interest rate of the loan hereof shall be 4.75%, and the monthly interest shall be accrued based on the closing loan balance of the previous month.

Article IV Repayment Mode

1. After the loan term of the Agreement expires, Party B shall repay the principal and the interests in a lump sum.

2. If Party B repays in advance, it shall notify Party A in writing seven working days earlier.

Article V Grace Period of Loan

If Party B cannot repay the loan hereof as scheduled and requires the grace period, it shall submit written application to Party A ten working days prior to the expiry of the loan term. The grace period agreement shall be signed after Party A assesses and agrees.

Article VI Account Information

Party B hereby designates the following account as the bank account for loan release and loan repayment hereunder, and guarantees the authenticity and validity of the account.

Account Name: Baiyin Wujin Gorge Culture Communication Co., Ltd.

Account No.: 662208005640300010

Opening Bank: Bank of Gansu, Baiyin Gongnong Road Sub-Branch

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Article VII Obligations of Party A

1. Party A shall lend the fund in full amount to Party B on time in accordance with the provisions of the Agreement.

2. Party A shall keep the business secrets of Party B learnt in the process of negotiation, signing, and performance of the Agreement and the information confidential as required by Party B, such as materials and data, confidential.

3. Party A shall charge the interests at the interest rate based on the period prescribed in the Agreement. If Party B repays in advance, Party A should agree after receiving the written notice of Party B.

Article VIII Obligations of Party B

1. Party B shall pay off the loan principal and interests as prescribed in the Agreement.

2. Without the written consent of Party A, Party B shall not transfer the debt liability hereof in any or any disguised form.

3. If major event influencing the contract performance ability of Party B happens, including but not limited to major economic dispute, suspension of business, shutdown, being declared as bankrupt, dissolution, revocation of business license, revocation, and aggravation of financial status, Party B shall immediately notify Party A in writing, and Party A shall be entitled to require Party B to immediately repay the principal and interests.

Article IX Warranty of Party B

1. Party B has the capacity of civil right and civil conduct necessary for signing and performing the Agreement, and can independently assume the civil responsibility.

2. All the documents, statements, and representations provided by Party B and related to the loan are legal, authentic, accurate, and complete.

Article X Liability for Breach of Contract

1. After the Agreement comes into effect, any party that fails to fulfill the obligations prescribed herein shall undertake corresponding liability for breach of contract.

2. Under the following situations, Party A shall be entitled to require Party B to immediately repay the loan, interests, and other fees, and the date when Party A requires Party B to repay the aforesaid amounts shall be the expiry date of the loan term hereof.

(1) Party B fails to repay the loan and interests as scheduled, and does not repay after Party A sends written notification of collection;

(2) Party B suspends the business, shuts down, is declared as bankrupt, is dissolved, is revoked of business license, is revoked, involves in major economic dispute, and undergoes the aggravation of financial status, etc.;

(3) Party B fails to use the loan for the purpose prescribed herein;

(4) Party B undergoes major event that endangers, impair, or may endanger and impair the interests of Party A.

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3. If Party B fails to repay the loan principal and interests on time, Party A shall be entitled to require Party B to pay the liquidated damages in the amount of 0.2% of the loan principal per day.

4. If Party B breaches the Agreement or other agreement signed by Party A or its affiliate with Party B, Party A shall be entitled to require Party B to immediately repay the principal and interests, and assume the liability for breach of contract.

Article XI Notarization

If any party proposes the notarization of the Agreement, the other party should agree, and the proposing party shall bear the notarization fee.

Article XII Dispute Resolution

Any dispute arising from the matter not covered herein and the performance of the Agreement shall be settled by the Parties through negotiations; if the negotiations fail, the dispute shall be governed by the People’s Court in the locality of Party A.

Article XIII Contract Effectiveness, Change, and Cancellation

1. The Agreement shall come into effect on the date of being affixed with the official seal or special contract seal of the Parties.

2. After the Agreement comes into effect, no party shall arbitrarily change or cancel the Agreement unless otherwise specified herein; if the Agreement should be changed or cancelled, the Parties shall first reach consensus through negotiations, and enter into written agreement.

Article XIV Miscellaneous

1. The Parties may further enter into written agreement on the matters not covered herein, which shall serve as the attachment to the Agreement. Any attachment, revision, or supplement of the Agreement shall serve as indispensable part of the Agreement, and have equal legal force with the Agreement.

2. The Agreement is made in duplicate, with each party holding one copy, which shall have equal force.

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Party A: Entrepreneurship World Consultants Limited.	Party B: Baiyin Wujin Gorge Culture Communication Co., Ltd.

Seal of Party A:	Seal of Party B:
Seal of Entrepreneurship World Consultants Limited.	Seal of Baiyin Wujin Gorge Culture Communication Co., Ltd.

Date: December 1, 2019	Date: December 1, 2019

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